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                                                                  EXHIBIT 10(hh)


                 NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS


On July 17, 2002, at a meeting of the Board of Directors of the Company (the "Board"), the Board approved a revised compensation arrangement for non-employee directors of the Company. The Board amended this revised compensation arrangement at a meeting of the Board on December 17, 2003. The Company's revised compensation arrangement, as amended, provides that each non-employee director of the Company, in his or her capacity as such, will receive:

     1.   A $10,000 retainer paid annually on the first day of July.

     2. Compensation for attendance at meetings in the amount of (i) $1,000 for attendance at each meeting of the Board, (ii) $500 for attendance at each telephonic meeting of the Board, and (iii) $500 for attendance at each meeting of a Committee of the Board. Compensation for meeting attendance will be paid to non-employee directors on a quarterly basis.

     3. Upon joining the Board, each new non-employee director will be granted an option to purchase 25,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of the common stock on the date the option was granted. These options will be fully-exercisable on the first anniversary of the date of grant. On January 8, 2003, each non-employee director then in office would be granted an option to purchase that number of shares of common stock that, when taken together with the option granted to such non-employee director upon joining the Board, will total 25,000 shares.

     4. Each year on the first business day of July (provided such non-employee director remains on the Board), an option to purchase 7,500 shares of common stock at an exercise price per share equal to the fair market value of the common stock on that date. These options will be fully-exercisable on the first anniversary of the date of grant.

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Under the Company's previous compensation arrangement, non-employee directors received an initial option to purchase 5,000 shares of common stock upon joining the Board, and an option to purchase 2,500 shares of common stock granted on the first business day of January of each year, each such option being fully-exercisable upon the first anniversary of the grant date thereof. No cash compensation, other than reimbursement of expenses, was provided.

To date, the Company has taken the following actions to implement the revised compensation arrangement for non-employee directors:

     1. The Company has paid the $10,000 annual retainer to each non-employee director and has paid fees to each non-employee director for meetings attended during the Company's third and fourth fiscal quarters of fiscal year 2002.

     2. On August 26, 2002, each non-employee director of the Company, who was serving in such position on January 1, 2002, was granted an additional option to purchase that number of shares of common stock necessary to provide the non-employee director with an aggregate annual option grant of 7,500 shares of common stock.

     3. On January 8, 2003, each non-employee director of the Company then in office, was granted an option to purchase that number of shares of common stock that, when taken together with the option granted to such non-employee director upon joining the Board, totaled 25,000 shares.

     4. Non-employee directors appointed to the Board since July 17, 2002, have, upon such appointment, been granted options to purchase 25,000 shares.